Exhibit 99.1

Nat Boonjunwetvat

D: (66) 2089 8988

E: nat@thanathippartners.com

Our Ref: TDC01/M20013 / TPID-15-83795

7 September 2021

TDCX Inc.

750D Chai Chee Road

#06-01/06 Viva Business Park

Singapore 469004

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010-3629

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Private & Confidential

Dear Sirs

Offering of American Depositary Shares Representing Class A Ordinary Shares of TDCX Inc.

We have been requested, for the purposes of the proposed initial public offering of American depositary shares representing Class A ordinary shares of TDCX Inc., a company incorporated under the laws of the Cayman Island (the “Company”), pursuant to the Registration Statement (as defined below) initially filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or around the date hereof, to consider and provide our opinion in connection with the holding structure of its subsidiaries in Thailand, namely Teledirect Telecommerce (Thailand) Limited (“TDTH”) and Comparexpress Insurance Broker (Thailand) Ltd. (“CXTH”, together with TDTH, the “Thai Subsidiaries”). We express no opinions as to, nor have we investigated, any laws other than the laws of Thailand.

1.	Documents

For the purpose of this letter, we have only examined a copy of the following documents(the “Documents”):

1.1	affidavits of the Thai Subsidiaries issued by the Department of Business Development, the Ministry of Commerce (the “MOC”) on 31 August 2021;

1.2	memorandums and articles of association of the Thai Subsidiaries and their amendments obtained from the MOC on 31 August 2021;

1.3	lists of shareholders of the Thai Subsidiaries obtained from the MOC on 31 August 2021;

1.4

a copy of the Loan and Pledge Agreements dated 31 August 2011 and 2 August 2018 (including the corresponding receipts of loan dated 31 August 2011, 2 August 2018, 25 February 2021, 29 March 2021 and 27 April 2021 and record of pledge in the share register book of TDTH) and the Share Purchase Option Agreements dated 31 August 2011 and 2 August 2018 between TDCX (SG) Pte. Ltd. (formerly named as Teledirect Pte Ltd) and Ms. Anchalee Siripanichwong (“Ms. Anchalee”) (collectively “Anchalee Agreements”);

1.5

a copy of the Loan and Pledge Agreement dated 30 November 2016 (including the corresponding receipts of loan dated 30 November 2016 and record of pledge in the share register book of TDTH), and the Share Purchase Option Agreement dated 30 November 2016 between TDCX (SG) Pte. Ltd. and Ms. Weerawan Chongvisal(“Ms. Weerawan”) (collectively “Weerawan Agreements”);

1.6	the certificates issued, and addressed to us, by each of TDCX (SG) Pte. Ltd.,Ms. Anchalee and Ms. Weerawan dated 28 May 2021 attached to this letter as the Appendix; and

1.7

a registration statement on Form F-1 under the U.S. Securities Act of 1933, as amended (the “Act”), filed with the Commission on 7 September 2021 (as so filed and as amended, the “Registration Statement”), under the captions “Risk Factors – Risks Related to Our Business and Industry – Our subsidiaries in Thailand are subject to restrictions on foreign ownership of their shares under Thai law” and “Regulatory Environment – Thailand”, to the extent such statements relate to matters of the laws of Thailand.

2.	Background

Based on the Documents, we set out below a brief description of the Thai holding structure.

2.1	TDTH

2.1.1	TDTH is a company incorporated in Thailand engaging in marketing, data collecting, advertising related services and international business process outsourcing through telecommunication network.

2.1.2

TDTH has Baht 20,000,000 registered share capital (Baht 6,500,000 of which were paid up), divided into 200,000 shares with Baht 100 par value per share, comprising the following ordinary and preference shares:

(i)	102,000 Class A preference shares or approximately 51 per cent of the total number of issued shares, 101,999 of which are held byMs. Anchalee and one of which is held by Ms. Weerawan; and

(ii)	98,000 Class B ordinary shares or approximately 49 per cent of the total number of issued shares are held by TDCX (SG) Pte. Ltd.

2.1.3	Rights attached to Class A preference shares may be summarized as follows:

(i)

Class A preference shares are entitled to receive, in priority to any dividend entitled by Class B ordinary shares, preference dividends at the rate of 10 per cent of its par value after appropriation to legal reserve, if and to the extent that a dividend is declared; and

(ii)	10 Class A preference shares have one vote whilst one Class B ordinary share has one vote.

2.1.4	In light of the above, TDCX (SG) Pte. Ltd. has approximately 90.573 per cent whilst the remaining Thai shareholders have in aggregate approximately 9.427 per cent of the total voting rights.

2.1.5

Pursuant to the Anchalee Agreements and Weerawan Agreements, the parties have agreed on certain arrangements with regard to the subscription by Ms. Anchalee and Ms. Weerawan of their shares in TDTH (the “Shares”) as follows:

(i)	TDCX (SG) Pte. Ltd. provided two interest-free loans to Ms. Anchalee with the following details:

(a)	Baht 1,019,900 loan for payment of 10,199 preference shares in TDTH, which has been fully drawn; and

(b)	a maximum amount of Baht 9,180,000 for payment of 91,800 preference shares in TDTH, which has been drawn in the amount of Baht 4,595,000;

(ii)	TDCX (SG) Pte. Ltd. provided a Baht 100 interest-free loan toMs. Weerawan for payment of one preference share in TDTH;

(iii)	the Shares were pledged by Ms. Anchalee and Ms. Weerawan in favor of TDCX (SG) Pte. Ltd. as security for repayment of their respective loan;

(iv)

so long as any amount relating to their respective loan remains unpaid, Ms. Anchalee and Ms. Weerawan shall, at TDCX (SG) Pte. Ltd.’s first demand from time to time, assign to TDCX (SG) Pte. Ltd. or its designee all of her voting rights pertaining to the Shares in respect of any meeting of shareholders; and

(v)	Ms. Anchalee and Ms. Weerawan shall, upon notice from TDCX (SG) Pte. Ltd., sell and transfer the Shares held by each of them to TDCX (SG) Pte. Ltd. or its designee.

2.2	CXTH

2.2.1	CXTH is a company incorporated in Thailand engaging in life and non-life insurance brokerage business.

2.2.2	CXTH has Baht 23,000,000 registered and paid up share capital, divided into 230,000 shares with Baht 100 par value per share, comprising the following ordinary and preference shares:

(i)	137,000 Class A ordinary shares or approximately 59.565 per cent of the total number of issued shares are held as follows:

(a)	91,997 Class A ordinary shares or approximately 39.999 per cent of the total number of issued shares are held byTDCX (SG) Pte. Ltd.;

(b)	three Class A ordinary shares are held by Mr. Laurent Bernard Marie Junique; and

(c)	45,000 Class A ordinary shares or approximately 19.565 per cent of the total number of issued shares are held by TDTH;

(ii)	93,000 Class B preference shares or approximately 40.435 per cent of the total number of issued shares are held by TDTH.

2.2.3	Rights attached to Class B preference shares may be summarized as follows:

(i)

Class B preference shares are entitled to receive, in priority to any dividend entitled by Class A ordinary shares, preference dividends at the rate of 10 per cent of its par value after appropriation to legal reserve, if and to the extent that a dividend is declared; and

(ii)	10 Class B preference shares have one vote whilst one Class A ordinary share has one vote.

2.2.4	In light of the above, TDCX (SG) Pte. Ltd., Mr. Laurent Bernard Marie Junique and TDTH have approximately 62.883, 0.002 and 37.115 per cent of the total voting rights, respectively.

3.	Assumptions

Except as listed above or as expressly stated herein, for the purpose of rendering this opinion, we have not examined any contracts, instruments or documents entered into or affecting the Thai Subsidiaries or any other person or any corporate or other records of the Thai Subsidiaries or any other person and have not made any other enquiries of the Thai Subsidiaries or any other person.

In giving our opinions set forth herein, we have assumed the following:

3.1	each party to Anchalee Agreements and Weerawan Agreements:

3.1.1	is duly incorporated in its jurisdiction of incorporation;

3.1.2	has full power and authority to enter into and perform its obligations under the Anchalee Agreements and Weerawan Agreements; and

3.1.3	has duly authorized and validly executed and delivered the Anchalee Agreements and Weerawan Agreements;

3.2

the genuineness of all documents submitted to or reviewed by us and of the signatures, seals and duly stamps on such documents and (in all jurisdictions) their validity, binding nature and enforceability;

3.3

the authenticity, completeness and conformity to original documents of all copies or specimen documents (as well as those submitted in electronic form, or via facsimile transmission, or as photocopies or other copies) of all documents examined by us, and the correctness and currentness of the facts and/or information stated therein;

3.4

there are no facts or circumstances in existence, and no events have occurred, that would render any Documents or any part thereof void or voidable or repudiated or frustrated or capable of rescission;

3.5

all factual matters specified in all certificates and other documents on which we have expressed reliance remain valid, correct, accurate and have not been amended or revoked, and there are no facts or circumstances in existence, and that no events have occurred, that would render such matters inaccurate;

3.6

there are no contractual or similar restrictions binding on any party to the Documents that are not disclosed to us which would affect the conclusions in this opinion. In this regard, we were informed by the Thai Subsidiaries that there are no contractual or similar restrictions binding on any party to the Documents that have not been disclosed; and

3.7

the information in respect of the Thai Subsidiaries as appearing on the documents issued or certified by the MOC is true, complete and accurate as at the date on which such documents are obtained or issued and remains unchanged therefrom, and such documents or the system of the MOC does not fail to disclose the information that has been delivered for registration but did not appear in such documents or the system of the MOC.

This letter, including the opinions contained herein, is limited to the laws of Thailand in force as at the date of this letter, as applied by the courts of Thailand and published and made available to the public, and we neither express nor imply any opinion in respect of the laws of any country or jurisdiction other than Thailand or any matter governed by or construed in accordance with any such other laws. This letter is also delivered to you on the basis that it will be governed by, and construed in accordance with, the laws of Thailand.

We have not, for the purpose of this letter and except as expressly stated herein, investigated or verified any facts, opinions, warranties or representations given by any party in or in connection with the Documents.

4.	Opinions

4.1	Each of the Thai Subsidiaries has been duly incorporated and is validly existing as a private company with limited liability under the laws of Thailand.

4.2

The ordinary and preference shares of the Thai Subsidiaries currently in issue have been duly authorized and are validly issued, rank pari passu with each other with respect to each’s respective class of shares, and have not been issued in breach of any applicable pre-emptive or similar rights, and except as provided under the Anchalee Agreements and Weerawan Agreements, are free and clear of any liens, encumbrances, claims, security interests, or pledges.

4.3

In general, the Foreign Business Act B.E. 2542 (A.D. 1999) (the “FBA”) is the main law regulating foreign participation or ownership of business operations in Thailand. Unless otherwise permitted by other applicable laws (e.g. Investment Promotion Act, other bilateral treaty and etc.), foreign business operations in Thailand will generally be subject to the FBA.

4.4

While certain of the Thai Subsidiaries’ business operations may be subject to other specific legislations, e.g. the Non-life Insurance Act B.E. 2535 (A.D. 1992) (as amended) and the Life Insurance Act B.E. 2535 (A.D. 1992) (as amended) (collectively the “Insurance Acts”) which are the main governing legislations for an insurance brokerage business, the Insurance Acts do not prescribe any specific foreign ownership restriction for such business. Thus, such business remains subject to the general foreign ownership restriction under the FBA.

4.5	Under Section 4 of the FBA, the term “non-Thai” is defined as follows:

4.5.1	a natural person not holding Thai nationality;

4.5.2	a juristic person not registered in Thailand;

4.5.3	a juristic person registered in Thailand and having the following characteristics:

(i)

a juristic person at least one-half (50 per cent) of whose share capital is held by persons under paragraph 4.5.1 or 4.5.2, or a juristic person at least one-half (50 per cent) of whose total capital is invested by persons under paragraph 4.5.1 or 4.5.2;

(ii)	a limited partnership or a registered ordinary partnership whose managing partner or manager is a person under paragraph 4.5.1; or

4.5.4

a juristic person registered in Thailand at least one-half (50 per cent) of whose share capital is held by persons under paragraph 4.5.1, 4.5.2 or 4.5.3, or a juristic person at least one-half (50 per cent) of whose total amount of capital is invested by persons under paragraph 4.5.1, 4.5.2 or 4.5.3.

4.6

Based on the foregoing, the information stipulated in paragraph 2 of this letter as well as the certificates referred to in paragraphs 1.6 and subject to the assumptions and qualifications set forth in this letter and matters not disclosed to us, we are of the opinion that:

4.6.1

TDTH should be considered a Thai person under the FBA since it is a company incorporated in Thailand with more than 50 per cent of its total issued shares held by Thai individuals, regardless of how their voting rights are determined.

4.6.2	As TDTH is regarded as a Thai person under the FBA, CXTH which is majority owned by TDTH should also be considered a Thai person by virtue of the FBA.

4.6.3

Accordingly, the shareholding structures of both TDTH and CXTH (taking into account ownership of ordinary shares and preference shares) as described in paragraph 2 of this letter are in compliance with the FBA and none of the Thai Subsidiaries is required to obtain any licenses, consents, approvals, permits or other authorisations prescribed by the FBA. Through such shareholding structures, TDCX (SG) Pte. Ltd. is able to exercise effective control over each of the Thai Subsidiaries.

4.7

The disclosure containing our opinions in the Registration Statement under the caption “Risk Factors – Risks Related to Our Business and Industry – Our subsidiaries in Thailand are subject to restrictions on foreign ownership of their shares under Thai law” constitutes our opinion.

4.8

The Registration Statements under the captions “Risk Factors – Risks Related to Our Business and Industry – Our subsidiaries in Thailand are subject to restrictions on foreign ownership of their shares under Thai law” and “Regulatory Environment – Thailand”, insofar as such statements constitute summaries of the Thai legal matters referred to therein or legal conclusions with respect thereto, fairly present the information with respect to such legal matters and constitute accurate summaries of the Thai laws and regulations specifically described therein.

5.	Qualifications

Our opinion is subject to the following qualifications:

5.1

The opinions set out in this letter and the rights and obligations of the parties to any agreement are subject to all applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally, and may also be subject to the limitation of actions by prescription or a defense of set-off or counterclaim.

5.2

The opinions set out in this letter are subject to evaluation by the government authorities and/or Thai courts of the compliance by the Thai Subsidiaries structure with all the applicable laws regulating foreign participation or ownership of business operations in Thailand.

5.3	No opinion is expressed as to matters of fact.

5.4

Any contract or other documents which are (i) subject to Thai stamp duty may be required to be duly stamped (and any late penalty paid), and (ii) in foreign language may be required to be translated into Thai language, in order to be admissible in Thai courts.

5.5

Based on the Internal Investigation Manual published in July 2015 by the Department of Special Investigation (the “DSI”), it is suggested that the DSI will consider and take into account a wide range of indicative factors (the “Indicative Factors”) when conducting an investigation in relation to the nominee arrangement which is an offense under the FBA. Such Indicative Factors include but not limited to a structure whereby (i) preference shares carrying diluted voting rights and/or fixed dividend, (ii) source of funds of the shareholders and/or the company’s working capital being derived from non-Thai persons (e.g. loan from the non-Thai shareholder(s) to the Thai shareholder(s) or to the company), (iii) management and control over the company being vested in non-Thai persons (e.g. the company has only foreign directors and/or foreign authorized directors), (iv) Thai shareholder(s) being entitled to inferior economic interests (e.g. limited dividend) with no reasonable justification, and (v) ultimate beneficiary of dividends paid by the company being non-Thai persons. Whilst the preference shareholding structure whereby non-Thai shareholder(s) holds less than 50 per cent of the total issued shares while being entitled to the majority voting rights is not by itself illegal under Thai laws, this arrangement together with one or more other Indicative Factors may be considered by the DSI as factors that undermine a genuine investment intention of the Thai shareholder(s).

5.6

While companies established in Thailand are required to be registered with the MOC, it is not possible to rely solely on obtaining from there certified up-to-date corporate information such as the memorandum or articles of association or names of shareholders or directors and the information available does not include information relating to any encumbrance (e.g. charges, mortgages, pledges, claims, or assignments over corporate assets), nor is it possible to conduct conclusive searches to ascertain whether winding-up or rehabilitation proceedings have been initiated in Thailand or whether any encumbrance (e.g. charges, mortgages, pledges, claims or assignments over such assets) exists.

5.7

Insofar as this letter refers to the law or the laws of Thailand, such references include the Constitution, Emergency Decrees, Royal Decrees, Ministerial Regulations, Notifications of the Ministries and other government agencies and Supreme Court judgments, and are limited to those which are published and available to the public as of the date of this letter.

This letter is addressed solely to you for your benefit and may not be disclosed to or relied upon by any other person for any purpose (other than as stated) or quoted or referred to in any public document or filed with anyone or for any other purpose without our express prior written consent, except that it may be disclosed to, but not relied upon by, (i) your professional advisors, auditors and your affiliates and their professional advisors and auditors and (ii) any court or regulatory authority to the extent such disclosure is required by any applicable law or court order or in connection with any investigation or judicial proceedings or pursuant to the rules or regulations or requirements of any supervisory or regulatory body. If we consent to the disclosure of this letter to any person, then (unless we expressly state otherwise to that person in writing) that disclosure will be (and shall be deemed to be) made only on the basis that it is for information only and that we shall have no liability or responsibility whatsoever towards that person as a result of that disclosure or in connection with this letter. Notwithstanding the foregoing, we hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully

/s/ Thanathip & Partners

Thanathip & Partners

Appendix

Certificates